M I D E A S T D E V E L O P M E N T C O M PA N Y, I N C .
( F O R M E R L Y D . B . A . A S U N I V E R S A L E - V I S A S E R V I C E S I N C . )

LETTER OF INTENT
JAN 2, 2007

FOR THE DEVELOPMENT OF THE RENAISSANCE RESIDENCE
PROJECT, ANTALYA, TURKEY

AMONG

Strategic Internet Investments, Incorporated
Suite 250 – 1090 West Georgia Street, Vancouver, BC,
V6E 3V7, Canada - hereinafter referred to as (“SIII”) and,

MEHMET AKKASOGLU & AHMET AKKASOGLU & HALIL AKKASOGLU
Cumhuriyet Cad. Yildiz Ishani No: 80
Antalya, Turkey – hereinafter collectively referred to as the (“LANDOWNERS”) and,

MEC-NARMONT GRUP INSAAT SAN. VE. TIC. LTD. STI
Goztepe Cemil Topuzlu Cad. Enverbey Apt. B Blok No:66 Daire: 4
Goztepe / Istanbul
          – hereinafter collectively referred to as the (“MEC-NARMONT”) and,

MIDEAST DEVELOPMENT COMPANY, INC.
(Formerly d.b.a. as Universal E-Visa Services Inc.)
Suite 250 – 1090 West Georgia Street,
Vancouver, BC,
V6E 3V7, Canada - hereinafter referred to as (“MidDevCo”) and,

AL HABEEB & AL MOKAIRESH COMMERCIAL BROKERS (L.L.C.)
P.O. Box 181501,
Dubai, UAE – hereinafter referred to as (“Habeeb”)

S U I T E 2 5 0 – 1 0 9 0 W E S T G E O R G I A S T R E E T , V A N C O U V E R , B C , V 6 E 3 V 7 , C A N A D A
T E L : 6 0 4 6 8 4 8 6 6 2 , F A X : 6 0 4 6 8 4 3 8 2 9

This binding Letter of Intent (the “LOI”) sets out the preliminary duties, responsibilities, terms and conditions of each of the included parties, as referenced above, for the mutual cooperation and construction of the real estate development project know as RENAISSANCE RESIDENCE PROJECT, located on a 8.762 Hectare parcel of land near the Antalya Airport, Lara Beach, Antalya, Turkey (the “Project”).

It is understood by all parties that this LOI deals with the basic terms of the agreements that will need to be drafted and implemented between the various parties and by no means should this LOI be considered an exhaustive and comprehensive list of all the terms and conditions required to be incorporated into the necessary agreements as outlined in this LOI.

By way of background,

  The Landowners are the legal registered owners of certain real estate comprising the site of the Project identified as Island 630 Parcel 2 and Island 607 Parcel 5.

  MEC-Narmont has secured the rights to the Project from the Landowners by way of an agreement titled “Condominium Construction and Real Estate Sale Promise Contract In From Of Regulation hereinafter referred to as (“Renaissance Agreement One”) and attached as Schedule A to this LOI.

  The Landowners have provided an undated Letter Of Undertaking, hereinafter referred to as the “LOU”, received by MidDevCo on January 4, 2007 and attached as Schedule B to this LOI, which outlines that the Landowners have provided their Power of Attorney to MEC-Narmont to allow MEC-Narmont to sell the Landowners 29% portion of the land and further authorizes the subsequent transfer of this interest to MidDevCo.

  MEC-Narmont and MidDevCo have entered into a Memorandum Of Understanding (the”MOU”) dated November 30th 2006 which outlines the formation of a Joint Venture Turkish company, hereinafter referred to as “TurkCo” where TurkCo is to be designated as the Developer of the Project. The MOU is attached to this LOI as Schedule C.

  MEC-Narmont has entered into certain agreements concerning the marketing and sale of the residential units of the Project prior to the date of the MOU attached as Schedule C. These marketing agreements are attached to this LOI as Schedule D and consist of at least three separate marketing groups, namely; the Al Habeeb & Al Mokairesh Commercial Brokers (L.L.C.)(“Habeeb”)/MEC- Narmont, Letter of intent dated November 29, 2006, hereinafter referred to as the “Habeeb LOI”, Schedule D(i); the Konutmarket Ltd. Sti. / MEC Insaat Ltd. Sti. one page undated agreement dated, hereinafter referred to as the “Konutmarket Agreement”, Schedule D(ii); and the Merkez Pazarlama/MEC Insaat Ltd. Sti agreement dated 31/03/2006, hereinafter referred to as the “Merkez Agreement”, Schedule D(iii)

All Parties to this LOI agree without delay to immediately take the necessary steps as outlined below under the terms of this LOI in order to realize the intent of the LOI and thereby progress the development of the Project.

1.	The Landowners and MEC-Narmont will,

	a.	Amend the Renaissance Agreement One as follows

		i.	Section 4 - Further define their interest sharing arrangement by way of an amendment to the Renaissance Agreement One so that the total value of the Landowners benefit of their 29% interest is quantified in a cash amount and identify how this cash amount is to be paid, (as units of the Project are sold or sooner at the option of MidDevCo).

		ii.	Delete Section 6 of the agreement and replace by amendment to allow and authorize the assignment of the Renaissance Agreement One and any amendment thereto, from MEC-Narmont to MidDevCo or TurkCo as the case may be while protecting all of the rights of the Parties under the agreement.

		iii.	Further define Section 17 to clearly identify the Progress Payments referenced in this section.

	b.	Provide a fully independent appraisal of the current market value of the Landowners real estate comprising the Project. This appraisal is to be conducted by a fully independent reputable real estate firm knowledgeable of real estate in the general area of the Project acceptable to SIII.

	c.	An acknowledgement that the Renaissance Agreement One is in good standing and all terms have been fully complied with or waived if not fully complied with.

	d.	Provide an acknowledgement from the Municipality that critical dates of the Projects progress have been complied with and the Project is in good standing from the Ministry’s point of view.

2.	Formation of TurkCo,

	a.	MEC-Narmont shall immediately make application with Turkish authorities to cause the formation of TurkCo which will hold the ownership rights of the project. Share ownership of TurkCo will be comprised of MidDevCo 90% and Habeeb 10%. An industry appropriate short name should be chosen by MEC-Narmont for TurkCo.

	b.	TurkCo and/or MidDevCo shall enter into an industry standard FIDIC construction agreement appointing MEC-Narmont as the construction contractor for the Project.

3.	Marketing,

	a.	MidDevCo shall cause the formation of a Canadian incorporated private company (“MarketCo”) for the purpose of managing the marketing of the residential units of the Project, to be accomplished by sub-contracting the marketing to third parties experienced in real estate pre-sale marketing in the Middle East region.

		i.	Initial share capital of MarketCo shall be owned as follows, Abbas Salih 51%, Yasemin Samime Tursucu 40% and Muzaffer Ataman 9%.

	b.	MEC-Narmont shall cause the Konutmarket Agreement and the Merkez Agreements to be terminated for non-performance, possibly to be re- instated with MarketCo under new terms to be negotiated between the Parties.

	c.	MarketCo shall subcontract the marketing of the Project sale units under an agreement to be negotiated between Habeeb and MarketCo and at the discretion of MarketCo possibly Konutmarket and Merkez.

4.	SIII Option(s) to Purchase shares of TurkCo

	a.	MidDevCo and Habeeb shall grant an initial option to SIII to purchase, on a pro-rata basis, up to 30% of the outstanding shares of TurkCo for compensation as described below (the “Initial Share Purchase Option”). SIII may exercise the share purchase option based upon construction progress of the Project as follows,

		i.	Upon construction expenditures equal to or greater than 33% of the total budgeted cost, 10% of the outstanding shares of TurkCo may be purchased by SIII.

		ii.	Upon construction expenditures equal to or greater than 66% of the total budgeted cost, an additional 10% (cumulative 20%) of the outstanding shares of TurkCo may be purchased by SIII.

		iii.	Upon construction expenditures equal to or greater than 100% of the total budgeted cost an additional 10% (cumulative 30%) of the outstanding shares of TurkCo may be purchased by SIII.

	b.	MidDevCo and Habeeb shall grant a secondary option to SIII to purchase on a pro-rata basis the remaining 70% of the outstanding shares of TurkCo at the price as described below, (the “Second Share Purchase Option”). The Second Share Purchase Option may only be exercised by SIII upon full exercise of the Initial Share Purchase Option, unless MidDevCo and Habeeb agree to allow an earlier exercise as requested by SIII.

c.	Compensation of Initial and Second Share Purchase Options,

	i.	SIII shall have the option to pay the full exercise price of the Share Purchase Options either in cash, or by issuing common share of SIII as described below,

	ii.	Exercise in Shares

		1.	Should SIII elect to issue common shares as payment of the options exercised, the common shares shall be issued as of the date of the exercise notice delivered to MidDevCo by SIII, (the “Exercise Date(s)”) under a Restricted Rule 144 Reg. S share issuance.

The shares to be issued will be issued at the higher value of either, USD $2.00 per share, or the discounted market price of SIII share, as quoted on the OTC:BB Stock Exchange where the “Discounted Market Price” is defined by calculating the average previous 10 day closing price of SIII shares as of the Exercise Date in question and reducing that price by minus 25%.

The above terms have been acknowledged and agreed to by the Parties to this LOI as of the date set out opposite their signature below.

"Ralph Shearing"	Jan 12, 2007
Strategic Internet Investments, Incorporated

"Mehmet Akkasoglu"	Jan 12, 2007
MEHMET AKKASOGLU

"Ahmet Akkasoglu"	Jan 12, 2007
AHMET AKKASOGLU

"Halil Akkasoglu"	Jan 12, 2007
HALIL AKKASOGLU

"Signed"	Jan 12, 2007
MEC-NARMONT GRUP INSAAT SAN. VE. TIC. LTD. STI

"Signed"	Jan 12, 2007
MIDEAST DEVELOPMENT COMPANY, INC.

"Signed"	Jan 12, 2007
AL HABEEB & AL MOKAIRESH COMMERCIAL BROKERS (L.L.C.)